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                                                                    Exhibit 10.3




                             2005 DIRECTOR DEFERRED
                               COMPENSATION PLAN

                             BAYONNE COMMUNITY BANK
                              BAYONNE, NEW JERSEY

                                OCTOBER 1, 2005
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                             2005 DIRECTOR DEFERRED
                               COMPENSATION PLAN

      This 2005 Director Deferred Compensation Plan (the "Plan"), effective as of the 1st day of October, 2005, formalizes the understanding by and between BAYONNE COMMUNITY BANK (the "Bank"), a commercial bank with its principal business address in the State of New Jersey, and certain eligible Directors, hereinafter referred to as "Director," who shall be approved by the Bank to participate and who shall elect to become a party to this Director Deferred Compensation Plan by execution of a Director Deferred Compensation Joinder Agreement ("Joinder Agreement") in a form provided by the Bank. BCB BANCORP, INC. (the "Company") is a party to this Plan for the sole purpose of guaranteeing the Bank's performance hereunder.

                              W I T N E S S E T H:

      WHEREAS, the Directors serve the Bank as members of the Board; and

      WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Directors and wishes to encourage continued service of each; and

      WHEREAS, the Bank values the efforts, abilities and accomplishments of such Directors and recognizes that the Directors' services substantially contribute to its continued growth and profits in the future; and

      WHEREAS, the Directors wish to defer a portion of their fees to be earned in the future; and

      WHEREAS, the Bank desires to adopt this Plan in order to set forth the terms and conditions upon which the Bank shall pay such deferred compensation to the Directors or their designated beneficiaries; and

      WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide retirement income for such Directors, for tax purposes and, to the extent that any Director participating herein is also an employee of the Bank or the Company, for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

      WHEREAS, this Plan is intended to comply with Internal Revenue Code
Section 409A and any regulatory or other guidance issued under such Section. At the effective date of the Plan additional guidance was being promulgated by the Department of Treasury. Any terms of this Plan that conflict with such future guidance shall be null and void as of the effective date of the Plan. After such guidance is issued, the intent is to amend the Plan, if necessary, to delete any conflicting provisions and to add such other provisions as are required to fully comply with Section 409A and any other legislative or regulatory requirement applicable to the Plan; and

      WHEREAS, the Bank has adopted this Director Deferred Compensation Plan which controls all issues relating to the Deferred Compensation Benefits as described herein;

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to the following terms and conditions:


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                                   SECTION I
                                  DEFINITIONS

      When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1   "Administrator" means the Bank and/or its Board.

1.2 "Bank" means Bayonne Community Bank and any successor thereto or the Board.

1.3 "Beneficiary" means the person or persons (and their heirs) designated as Beneficiary in the Director's Joinder Agreement to whom the deceased Director's benefits are payable. If no Beneficiary is so designated, then the Director's Spouse, if living, will be deemed the Beneficiary. If the Director's Spouse is not living, then the Children of the Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no Children, then the Estate of the Director will be deemed the Beneficiary.

1.4 "Benefit Age" shall be the birthday on which the Director becomes eligible to receive benefits under the Plan. Such birthday shall be designated in the Director's Joinder Agreement.

1.5 "Benefit Eligibility Date" shall be the date on which a Director is entitled to receive his Deferred Compensation Benefit. It shall be the first day of the month following the month in which the Director either attains the Benefit Age designated in his Joinder Agreement or terminates service with the Bank other than due to death or disability. For Directors who are also Specified Employees, as that term is defined under Section 1.23, the "Benefit Eligibility Date" shall be the first date of the seventh (7th) month following the month in which the Director either attains the Benefit Age designated in his Joinder Agreement or terminates service with the Bank other than due to death or disability.

1.6 "Board" shall mean the Board of Directors of the Bank unless specifically noted otherwise.

1.7 A "Change in Control" shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulations.

1.8 "Children" means the Director's children, both natural and adopted, determined at the time payments are due the Children under this Plan.

1.9   "Code" means the Internal Revenue Code of 1986, as amended.

1.10 "Deferral Period" means the period of months over which the Director chooses to defer current Board fees and/or retainer. The Deferral Period shall commence on the date designated in the Director's Joinder Agreement.

1.11 "Deferred Compensation Benefit" means the benefit payable from the Director's Elective Contribution Account, commencing on his Benefit Eligibility Date and payable over the Payout Period.


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1.12  "Disability Benefit" means the benefit payable to the Director following a determination, in accordance with Subsection 5.2.

1.13  "Effective Date" of this Plan is October 1, 2005.

1.14 "Elective Contribution" shall refer to any bookkeeping entry required to record a Director's pre-tax deferral of Board fees and/or retainer which shall be made in accordance with the Director's Joinder Agreement.

1.15 "Elective Contribution Account" shall be represented by the bookkeeping entries required to record a Director's Elective Contributions plus accrued interest earned on such amounts. Interest shall accrue on the deferred amounts from the time of the deferral through the time the amounts are paid out. The amount of such interest shall be determined based on the Interest Factor defined below.

1.16 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.17  "Estate" means the estate of the Director.

1.18 "Financial Hardship" means an unforeseeable emergency resulting from an illness or accident of the Director, the spouse of the Director or of a dependent of the Director (as defined in Internal Revenue Code Section 152(a)), loss of the Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances which arise as a result of an events beyond the control of the Director. The circumstances that shall constitute an unforeseeable emergency will depend upon the facts of each case. Examples of what are not considered to be unforeseeable emergencies include the need to send the Director's child to college or the decision to purchase a home.

1.19 "Financial Hardship Benefit" means a withdrawal or withdrawals of an amount or amounts attributable to a Financial Hardship and limited to the amount or amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

1.20 "Interest Factor" means annual compounding or discounting, as applicable, at a rate equal to the rate payable on the Bank's highest paying time deposit as determined on the first day of each calendar month or as may be adjusted by the Board of Directors from time to time.

1.21 "Payout Period" means the period over which certain benefits payable hereunder shall be distributed, as elected by the Director in his Joinder Agreement, provided, however, that such period shall not exceed ten (10) years.

1.22  "Plan Year" shall mean the calendar year.

1.23 "Specified Employee" shall mean a Director who also meets the definition of key employee as defined under Internal Revenue Code Section 416(1) because he: (i) is a key officer of the Bank


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earning at least $150,000 per year; (ii) is a 5% owner of the Bank; or (iii) is a 1% owner of the Bank and has compensation of at least $130,000 per year.

1.24 "Spouse" means the individual to whom the Director is legally married at the time of the Director's death, provided, however, that the term "Spouse" shall not refer to an individual to whom the Director is legally married at the time of death if the Director and such individual have entered into a formal separation agreement (provided that such separation agreement does not provide otherwise or state that such individual is entitled to a portion of the benefit hereunder) or initiated divorce proceedings.

1.25 "Treasury Regulations" means the regulations issued by the Treasury Department and/or other guidance issued by the Treasury Department or Internal Revenue Service under Code Section 409A.

1.26  "Valuation Date" means the last day of each calendar month.

                                   SECTION II
                          ESTABLISHMENT OF RABBI TRUST

      The Bank may establish a rabbi trust into which the Bank may contribute assets which shall be held therein, pursuant to the agreement which establishes such rabbi trust. The contributed assets shall be subject to the claims of the Bank's creditors in the event of the Bank's "Insolvency" as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to the Director and his Beneficiary(ies) in such manner and at such times as specified in this Plan. It is the intention of the Bank to make a contribution or contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan. The rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement which has been established in conjunction with this Plan. Any contribution(s) to the rabbi trust shall be made in accordance with the rabbi trust agreement. The amount and timing of such contribution(s) shall be specified in the agreement which establishes such rabbi trust.

                                  SECTION III
                                 DEFERRED FEES

      Commencing on the Effective Date and continuing through the end of the Deferral Period, the Director and the Bank agree that the Director may defer into his Elective Contribution Account up to one hundred percent (100%) of the monthly Board and Committee fees and/or retainer which the Director would otherwise be entitled to receive from the Bank, the Company and any other affiliated corporations. The specific amount of the Director's monthly deferred compensation shall be designated in the Director's Joinder Agreement and shall apply only to compensation attributable to services not yet performed. Within thirty (30) days of the date that the Director is first eligible to participate in this Plan, the Director may elect to defer amounts to be earned for the remainder of that calendar year. All other deferral elections must be made by December 31 of the year prior to the year in which the amount deferred is earned.


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                                   SECTION IV
                         ADJUSTMENT OF DEFERRAL AMOUNT

      Deferral of the specific amount of fees and/or retainer designated in the Director's Joinder Agreement shall continue in effect pursuant to the terms of this Plan unless and until the Director amends his Joinder Agreement by filing with the Administrator a Notice of Adjustment of Deferral Amount (Exhibit B of the Joinder Agreement). If the Bank, the Company or any affiliated corporation increases the amount of fees and/or retainer earned by the Director, the Director can include such additional amounts in his monthly deferral, provided approval from the Board is obtained, by filing a Notice of Adjustment of Deferral Amount. A Notice of Adjustment of Deferral Amount shall be effective if filed with the Administrator at least fifteen (15) days prior to any January 1st during the Director's Deferral Period. Such Notice of Adjustment of Deferral Amount shall be effective commencing with the January 1st following its filing and shall be applicable only to compensation attributable to services not yet performed.

                                    SECTION V
                               BENEFITS GENERALLY

5.1 Retirement Benefit. The Bank agrees to pay the Director the Deferred Compensation Benefit commencing on the Director's Benefit Eligibility Date. Such payments will be made over the term of the Payout Period. In the event of the Director's death after commencement of the Deferred Compensation Benefit, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Director's Beneficiary a continuation of the Deferred Compensation Benefit for the number of years remaining in the Payout Period.

5.2 Disability Benefit. If requested by the Director and approved by the Board, the Director shall be entitled to receive the Disability Benefit hereunder, in any case in which the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under and accident and health plan covering employees of the Participant's employer. If Board approval is obtained, the Disability Benefit shall begin within thirty (30) days of Board approval. The amount of the Disability Benefit shall be the value of the Director's Elective Contribution Account, payable in accordance with the Director's Joinder Agreement. In the event the Director dies while receiving Disability Benefit payments pursuant to this Subsection, his Beneficiary shall be entitled to receive the remaining payments over the remaining Payout Period.

5.3 Voluntary or Involuntary Termination. If the Director's service with the Bank is voluntarily or involuntarily terminated prior to the Benefit Age designated in his Joinder Agreement, for any reason including Change in Control but excluding death or disability, the Director shall be entitled to the value of his Elective Contribution Account commencing within thirty (30) days of such termination or in the case of a Specified Employee, on the first day of the seventh (7th) month following such termination, and payable over the Payout Period elected in the Joinder Agreement. Notwithstanding anything herein to the contrary, the Administrator may determine to pay the balance


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of the Director's Elective Contribution Account to the Director in a lump sum within sixty (60) days of his voluntary or involuntary termination.

5.4 Financial Hardship Benefit. In the event the Director incurs a Financial Hardship, the Director may request a Financial Hardship Benefit. Such request shall be either approved or rejected by the Bank in the exercise of its sole discretion. The Director will be required to demonstrate to the satisfaction of the Bank that a Financial Hardship has occurred and that the Director is otherwise entitled to a Financial Hardship Benefit in accordance with Sections
1.18 and 1.19. If a Financial Hardship Benefit is approved, it shall be paid in a lump sum within thirty (30) days of the event which triggers payment and only to the extent of the Director's account balances when paid. Any Deferred Compensation Benefit or Disability Benefit shall be actuarially adjusted to reflect such distribution.

5.5 Determination of Annual Installments. Benefits payable in annual installments hereunder shall be determined as follows: If a five (5) year Payout Period is elected, the first annual installment shall equal one-fifth of the Director's Elective Contribution Account. The second annual installment shall equal one-fourth of the Director's Elective Contribution Account, as increased during the year by the Interest Factor. The third annual installment shall equal one-third of the Director's Elective Contribution Account, the fourth annual installment shall equal one-half of the Director's Elective Contribution Account and the final installment shall equal the balance of the Director's Elective Contribution Account. Each succeeding installment shall be paid on the anniversary date of the immediate preceding installment and shall be calculated as of the last Valuation Date immediately preceding payment of such installment. Each year during the Payout Period, the Director's Elective Contribution Account shall earn interest at the rate established by the Interest Factor.

                                   SECTION VI
                                 DEATH BENEFITS

      Death Benefit Prior to Commencement of Deferred Compensation Benefit or Disability Benefit. In the event of the Director's death prior to commencement of the Deferred Compensation Benefit or Disability Benefit, the Bank shall pay the balance of the Director's Elective Contribution Account to the Director's Beneficiary, commencing within thirty (30) days of the Director's death and payable over the Payout Period.

                                  SECTION VII
                            BENEFICIARY DESIGNATION

      The Director shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.


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                                  SECTION VIII
                          DIRECTOR'S RIGHT TO ASSETS:
                    ALIENABILITY AND ASSIGNMENT PROHIBITION

      At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither the Director nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

                                   SECTION IX
                                ERISA PROVISIONS

9.1 Named Fiduciary. The Administrator shall be the Named Fiduciary of this Plan. The Administrator shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.2 Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to the Director (or to his Beneficiary in the case of the Director's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty
(60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration


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Association ("AAA") (or a mediator selected by the parties) in accordance with the AAA's Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                                    SECTION X
                                  MISCELLANEOUS

10.1 No Effect on Directorship Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Director without regard to the existence of the Plan.

10.2 State Law. The Plan is established under, and will be construed according to, the laws of the State of New Jersey, to the extent such laws are not preempted by ERISA and valid regulations published thereunder.

10.3 Severability. In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

10.4 Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

10.5 Unclaimed Benefit. The Director shall keep the Bank informed of his current address and the current address of his Beneficiaries. If the location of the Director is not made known to the Bank within three years after the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Director's benefit payment(s) until the location of the Director is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Director until the expiration of three (3) years. Upon expiration of the three (3)-year period, the Bank may discharge its obligation by payment to the Director's Beneficiary. If the location of the Director's Beneficiary is not made known to the Bank by the end of an additional two (2)-month period following expiration of the three (3)-year period, the Bank may discharge its obligation by payment to the Director's Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Director and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Director and/or Beneficiary under this Plan.

10.6 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board shall be personally liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with this Plan.

10.7 Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.


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10.8  Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank's existing or future compensation structure.

10.9 Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Director, his successors, heirs, executors, administrators, and Beneficiaries.

10.10 Source of Payments. All payments provided in this Plan shall be timely paid in cash or check from the general funds of the Bank or the assets of the rabbi trust. The Company guarantees payment and provision of all amounts and benefits due to the Directors and, if such amounts and benefits are not timely paid or provided by the Bank or a rabbi trust, such amounts and benefits shall be paid or provided by the Company.

10.11 Change of Election to Delay Payment. In the event that a Director desires to modify his Benefit Eligibility Date or Payout Period with respect to future Elective Contributions, the Director may file an election to delay the payment date or, if the Director has elected a lump sum payout, to change the form of payment from a lump sum to a period of years (not to exceed 10 years). Subject to the requirements of Code Section 409A and Treasury Regulations issued thereunder, the new election must be filed at least 12 months prior to it becoming effective. If the Director becomes entitled to payment during such 12 month period, the new election form shall be ignored and reference shall be made to the prior filed election in determining the timing of the benefit payment. In addition, subject to the requirements of Code Section 409A and the Treasury Regulations, the new election shall defer the first payment with respect to such election for a period of not less than 5 years from the date such payment would otherwise have been made.

10.12 Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

                                   SECTION XI
                              AMENDMENT/REVOCATION

      This Plan shall not be amended, modified or revoked at any time, in whole or part, without the mutual written consent of the Director and the Bank, and such mutual consent shall be required even if the Director is no longer serving the Bank as a member of the Board.

                                  SECTION XII
                                   EXECUTION

12.1 This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

12.2 This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.


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      IN WITNESS WHEREOF, the Bank and the Company have caused this Plan to be executed on the day and date first above written.


ATTEST:                                     BAYONNE COMMUNITY BANK


_____________________________               By: ________________________________
Secretary
                                            Title: _____________________________


ATTEST:                                     BCB BANCORP, INC.


_____________________________               By: ________________________________
Secretary
                                            Title: _____________________________


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